Exhibit 10.2

699 Eighth Street
San Francisco
California 94103
company.zynga.com

February 29, 2016

VIA HAND DELIVERY

Mark Pincus

Re:    Offer of Employment by Zynga Inc.

Dear Mark:

I am very pleased to confirm our offer to you of employment with Zynga Inc., a Delaware corporation (the “Company”), in the position of Executive Chairman, reporting to the Company’s Board of Directors (the “Board”). This offer and the terms of this letter are contingent upon Frank Gibeau becoming the Company’s Chief Executive Officer and you acknowledge that concurrent with such event you are voluntarily resigning your position as Chief Executive Officer of the Company and accepting employment as the Company’s Executive Chairman. As Executive Chairman you will continue to serve as the Chairman of the Board of Directors of the Company and as an executive officer of the Company. The terms of this offer and the benefits currently provided by the Company are as follows:

1. Salary. Your salary will be one dollar per year, less deductions and withholdings and payable on the Company’s regular payroll schedule. Your salary will be subject to annual review by the Compensation Committee of the Board (the “Committee”) after 12-months based on the Committee’s overall assessment of your performance and the performance of the Company.

2. Bonus. Any annual bonus target amount will be competitive for your position, as reasonably determined by the Committee, and aligned with the Company’s practices and policies. Whether you receive an annual bonus for any given fiscal year, and the amount of any such bonus, will be determined by the Board (or the Committee) in its sole discretion based upon its assessment of the Company’s achievement of performance conditions (to be set by the Board or the Committee) during the applicable fiscal year, subject to the discretion of the Board or the Committee to decrease the amount of such bonus based on its assessment of your individual performance. In order to earn an annual bonus for any given fiscal year, you must remain continuously employed by the Company through the date that the bonus is paid, which is usually within the first quarter of the fiscal year following the fiscal year for which the bonus has been awarded. Any annual bonus paid to you will be paid not later than March 15 of the year following the year in respect to which it is paid, and will be subject to standard payroll deductions and withholdings.

3. Benefits. You will be eligible to participate in insurance programs and other employee benefit plans established by the Company for its employees from time to time in accordance with the terms of those programs and plans. The Company reserves the right to change the terms of its programs and plans at any time.

4. Confidentiality. As an employee of the Company, you have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you signed the Company’s standard Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”, the terms of which are reincorporated by reference herein) as a condition of your employment. You hereby agree that the Confidentiality Agreement will govern and be applicable to your prior employment with the Company’s predecessors, Presidio Media LLC, a California limited liability company, and Presidio Media Inc., a Delaware corporation, and your employment with the Company, and will survive thereafter according to its terms. We wish to impress upon you that we do not want you to, and we have directed you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You represent that your signing of this Letter, any prior employment letter, each agreement setting forth the terms and conditions of the stock awards granted to you, if any, under the Company’s equity plans, and the Confidentiality Agreement, and your commencement of employment with the Company, do not violate any agreement currently in place (either on the date you previously commenced employment with the Company or now) between yourself and current or past employers.

5. Non-Executive Director Compensation. By accepting this offer of employment you understand and agree that you remain an employee of the Company, and you will be ineligible to receive any compensation provided to non-executive Directors of the Company.

6. Conflict of Interest. Prior to execution of this letter, the Company acknowledges that you have disclosed to the Company any other gainful employment, business or activity that you are currently associated with or participate in that potentially competes, directly or indirectly, with the Company. During your employment, except for passive investments in which you are not actively engaged as an employee, director or consultant, you agree not to engage in any employment, business or activity that competes with the business or proposed business of the Company or which materially interferes with the performance of your job duties. You will be responsible to comply with Zynga’s Conflict of Interest Policy, including updated disclosures of such outside activities, at all times during employment.

7. Background Check. This offer of employment is contingent upon successful completion of a background check.

8. Authorization to Work. This offer is also contingent upon proof of identity and work eligibility. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

9. Entire Agreement. This offer letter and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this offer, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. If any term herein is unenforceable in whole or in part, the remainder shall remain enforceable to the extent permitted by law.

10. Termination. If, at any time, (i) you resign your employment for any reason, (ii) the Company terminates your employment for any reason, or (iii) either party terminates your employment as a result of your death or disability, you will receive your Salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment.

11. At Will Employment. You will be an at will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and any statements contradicting any provision in this Letter) should be regarded by you as ineffective. Further, your participation in any stock incentive or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and a member of the Company’s Board of Directors (other than you).

12. Acceptance. Please sign the enclosed copy of this Letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

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We look forward to your continued employment with the Company.

Very truly yours,

ZYNGA INC.

By:	/s/ Sunil Paul
Sunil Paul
Chair of the Compensation Committee

[Signature Page to Executive Chairman Offer Letter]

I have read and understood this Letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of the terms of my employment except as specifically set forth herein.

/s/ Mark Pincus	Date signed: February 29, 2016
Mark Pincus

[Counter-Signature Page to Executive Chairman Offer Letter]